Exhibit 99.1

Transcript of Presentation by Larry W. Myers and Tony A. Schoen

at the M Vest LLC and Maxim Group LLC

Inaugural Emerging Growth Virtual Conference

Mr. Myers: “Hello everyone, my name is Larry Myers, President & CEO of First Savings Bank, and joining me today is Tony Schoen, Chief Financial Officer. We welcome you to Jeffersonville, Indiana to hear the story of First Savings Bank and First Savings Financial Group. First Savings Financial Group was formed in 2008, but our history goes back to 1937 as First Savings Bank. We are a well-rounded community oriented bank and we have been in Jeffersonville, Indiana for over eighty-five years. The story on First Savings Bank is that we spent a number of years as your traditional savings and loan, mutual bank and in 2008 we made the decision to convert and go public. We’re currently listed on the NASDAQ under FSFG and from 2008 to current, our bank has witnessed significant growth. We started out with about $230 million in assets when we converted in 2008 and as we stand here today we’re approximately $1.7 billion in total assets.”

Mr. Schoen: “As Larry introduced me, I’m Tony Schoen, Chief Financial Officer of First Savings Financial Group and First Savings Bank. We have a very youthful staff, energetic staff and a very entrepreneurial staff. So, we kind of taught ourselves and we pride ourselves on being that entrepreneurial community bank. We leverage our staff, we leverage our technology and leverage our facilities for greater return on investments for our shareholders. We are very proud of being in our communities. We serve our communities, we serve our board of directors, our shareholders and regulators. But where we serve most is to provide that shareholder value, that enhancement of value. That is the reason we come to work every day and that gives us enthusiasm to be a better community bank and a better steward of our shareholders investments on a daily basis.”

Mr. Schoen: “In that period of time since 2008, we’ve had eleven consecutive years of record growth, record earnings and just record performance in general. Our stock performance has varied over time, going off at ten dollars per share and currently trading somewhere around the sixty five dollars per share range. We still think we are undervalued in the market, particularly compared to our peers on a PE ratio and on a tangible book value basis. I think what’s meaningful is Larry and I both have significant components of our personal net worth in our shares. We see that, from the investor group, they appreciate that, that we have such confidence in the performance of First Savings Bank and our management of such, in order that we would invest significant portions of our net worth in that stock. So, I think it is very meaningful.”

Mr. Schoen: “In eleven years we’ve done just about one significant project per year. Whether it was the acquisition in 2009, a conversion of our core systems in 2010, or whether it was the rebranding of the organization in 2011. We have some national lending platforms, again, and we’ll talk about this later, that occurred in ‘13, ‘15 and down the road in ‘18. In 2011 we, again, rebranded but we also enhanced our facilities. So there’s just a lot of different projects through that time, whether it’s de novo branching, acquisitions, branch acquisitions and things that have continued our growth. And, as we look into the future, which we’ll talk about a little later as well, there’s some opportunities to grow, not only the core bank and assets sizes, but also opportunities for enhancement of revenues through other types of opportunities, be it specialty finance, insurance or what have you. Again, those are strategic initiatives that that we’re yet to actually take on, but there definitely on the road map for where we want to be.”

Mr. Myers: “You know, the most recent project we have, you’re seeing right now. We moved into our new headquarters this past year, down on the riverfront in Jeffersonville, Indiana. We had been in a kind of a low slung, non-descript type building in Clarksville, Indiana. Quite frankly we out grew it as our organization grew. We added on multiple times and just ran out of space. So a year ago we started work on this project and now we have a corporate headquarters in Jeffersonville. Here very soon, we’ll have our operations group consolidated just across the street in another facility. And as we continue on with this video, you’ll have the opportunity to see our headquarters. One of the things it will help demonstrate to you is our culture. As Tony has pointed out, we’re entrepreneurial, we’re forward thinking, we’re looking forward to the future. And so we’re not the stodgy, you know, kind of bricks and mortar type bank that you might typically see. We are aggressive, we are looking for new and innovative ways to provide shareholder value for this organization.”

Mr. Schoen: “And, the facilities have been a great add to the organization. Our goal and our objective is to be “The Bank” to be recognized in southern Indiana. That any type of customer, whether it’s consumer or up to commercial borrower, thinks about First Savings Bank. What we typically want to see is that we get the first ask and the last look, meaning that we get the first opportunity for every lending and every depository relationship. And if somehow we’re not priced too aggressively, we get that last opportunity to earn the business. And, we are very successful in that. So, the facilities are not only for the enhancement of culture and synergies and efficiencies, but also it really indicates we’re prominent in our communities, which is particularly in southern Indiana. We’re the largest locally headquartered institution in southern Indiana. We have a very good footprint in southern Indiana, right across the river from Louisville, Kentucky, which Larry can share a little bit more, too. But it makes us attractive with respect to potential acquisitions in the future or even growth opportunities. We don’t have to go in the big metropolitan area in order to compete for lending. It also keeps us out of issues with respect to regulations. So we really like where we are domiciled and how we have the opportunity to lend, not only in southern Indiana, but across the country from our existing footprint.”

Mr. Myers: “Real quick going back to headquarters. One of the innovative things that we have done, we’re not in this building alone. We have other tenants that are paying the freight. They’re paying for the overhead. So, this was something that Tony and I and the board, when we were looking at finding a new headquarters that would suit our needs, we knew that was going to be an expensive proposition. So, we were able to devise this opportunity where we have other tenants that are paying for our headquarters. So, as a shareholder, I think you could appreciate that. That we were able to push that costs off to somebody else and in the end have a nice investment here. A really state of the art office building located just on the river. Tony had mentioned that we are across the river from Louisville, Kentucky. We don’t have any offices located in Louisville. At the current time, we don’t have any plans to expand over in Louisville. It’s a very competitive market. But, we’re well positioned because we can come in and cherry pick those deals we wish to participate in. We probably have twenty to twenty five percent of our book in business originated from the Kentucky side of the river, but we don’t have that costs and overhead of maintaining offices and personnel that would be domiciled over in the Louisville market. So, it’s kind of the best of both worlds. We can be over here in southern Indiana, but still obtain business from across the river in Louisville, Kentucky.”

Mr. Schoen: “In Louisville, Kentucky there is the international hub of UPS. And, what that does for our community is that it really enhances warehousing, manufacturing and distribution. And, so we see a lot of stability in our market with respect to those employers. We also have Ford, Humana and some other large entities around here. But, it’s really a stable market in the Louisville MSA. We don’t have the booms and bust. So when the world was falling apart, again, going back to 2007 and 2008, it really didn’t affect the Louisville market all that significantly. As we went through the great recession, we were very stable in home prices and didn’t see a lot of foreclosures and turnovers. Then, as we went through the pandemic, again, this market has performed probably as well, or exceedingly well, compared to other states and other areas within the states throughout the U.S. So, we love where we are domiciled. It gives us a lot of stability from where we can then outreach in different areas across the country in national lending platforms. So, we are very pleased with where we are located. We think there’s a great opportunity, whether here or throughout the country, from this point in time, from this location, to have outreach without increasing our costs.”

Mr. Myers: “Let me introduce our three national platforms. We have NNN Finance, Q2 Business Capital, which is an SBA guaranteed lender, and then lastly, our Mortgage Lending Division. I’m going to let Tony talk about our NNN Finance to start us off today.”

Mr. Schoen: “NNN Finance is a nationwide commercial real estate lending platform. Essentially, we lend to investors that are buying national brand, investment grade tenant properties, such as Chick-fil-A, CVS, Walgreens, Panera Bread, Chipotle and a lot of quick service restaurants, such as McDonald’s and the like. We like that platform because it gives national geographic and dispersion of credit risks across the country. And, also, that platform actually has a very low loan to value. So, of the $360 million to $375 million on balance sheet, it’s actually at a forty percent weighted average loan to value, with high debt service coverage ratios and a stellar performing portfolio. In the history since 2013, we haven’t had a single thirty-day delinquency in that portfolio. And, again, it generates significant amounts of revenues in a very efficient manner.”

Mr. Myers: “I like to introduce to you Q2 Business Capital. This is our SBA lending platform. It’s a national lending platform. We have seven to eight business development officers scattered throughout the United States. We’re predominately in the Midwest, but we generate 7(a) guaranteed loans. Typically, these are guaranteed up to seventy five percent. If it’s international business, it will be guaranteed up to ninety. We generate about $80 million to $100 million in SBA loans per year and we’re and originate to sell model. So, we will sell off that guaranteed portion, retain that premium in the sale, and then continue to service the guaranteed, as well as, maintain the unguaranteed portion on our portfolio. We are currently the largest SBA lender in the state of Indiana and about the thirtieth largest in the entire country. This business line started in 2015 with two individuals as partners. They owned forty nine percent. The Bank owned fifty one percent. This past year, the Bank bought out those minority shareholders and now owns one hundred percent of Q2 Business Capital. So, as you look back on previous financial statements, you’ll see that allocation to the minority shareholders. Going forward, that will no longer exist and First Savings Bank will retain one hundred percent of the profitability of that division.”

Mr. Schoen: “Our third national platform is our Mortgage Banking Division. The Mortgage Banking Division is one-to-four family residential loans that are originated and sold in the secondary market, what we call Mortgage Banking. This platform is usually originated from about sixteen loan production offices across the country, in addition to about five hundred third party originators that sell loans to us. We do a significant level of volume for an institution of our size, which is about $4.5 to $5 billion annually. 2020 was a great year and 2021 will be a good year as well. But, our originate-to-sell model certainly bolsters the revenue of our institution and was one of the reasons we doubled profitability from fiscal ‘19 to fiscal 2020.”

Mr. Myers: “I’d like to welcome you to this area that we call “The Vault”. This is an employee lounge, as well as a customer entertainment area. And, it really speaks volumes in regards to our willingness to invest in our employees. It’s always challenging to find the best, the brightest and this is one of the ways that we do so First Savings Bank. We developed this area to give employees the opportunity to come down and relax, mingle, meet. And, it really is, as I said, a statement to our culture when people come down and see what we developed in The Vault.”

Mr. Schoen: “As Larry mentioned, we want to recruit the best and brightest. Those with a mindset to build something that is innovative, strategic, creative and entrepreneurial. So, we create spaces like this to enhance that type of recruiting effort, but also collaboration throughout the day. That we can build, create and, again, sustain a very vibrant, very entrepreneurial, very forward thinking organization.”

Mr. Myers: “Well, thank you for taking the time to watch our video and to learn more about First Savings Bank. We certainly appreciate it. We also like to thank Maxim for hosting us today and giving us the opportunity to share the story of First Savings Financial Group. As we wrap up today, if you have additional questions, please reach out to Maxim or Tony or I, and we will be happy to meet with you and talk in further detail. We’re a high performer and with great opportunities as we move forward in the future.”

This presentation may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the First Savings Financial Group, Inc.’s (“FSFG”) current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to FSFG's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including the duration, extent and severity of the COVID-19 pandemic, including its effect on our customers, service providers and on the economy and financial markets in general, changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in FSFG's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, viewers and readers are cautioned not to place undue reliance on them, whether included in this presentation or made elsewhere from time to time by FSFG or on its behalf.  Except as may be required by applicable law or regulation, FSFG assumes no obligation to update any forward-looking statements.

Contacts:

Larry W. Myers	Tony A. Schoen
President and CEO	Chief Financial Officer
First Savings Financial Group, Inc.	First Savings Financial Group, Inc.
First Savings Bank	First Savings Bank
812-283-0724	812-283-0724
lmyers@fsbbank.net	tschoen@fsbbank.net